EXHIBIT 10(ff)

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February 10, 2012

Chardan Capital Markets, LLC
17 State Street
Suite 1600
New York, NY 10004

Re:  Warrant Solicitation

Ladies and Gentlemen:

This letter agreement (this "Agreement") confirms our understanding and the terms and conditions under which Chardan Capital Markets, LLC ("Chardan") shall solicit for exercise 5,900,000 Cel-Sci Corporation (the "Company") warrants with an exercise price of $.25 from Iroquois Master Fund for total consideration of $1,475,000,. This Agreement relates exclusively to the proposed solicitation of 5,900,000 warrants of the Company (the "Securities") pursuant to a Warrant Amendment Agreement.

The term of this engagement shall begin on the date hereof and shall continue for five (5) dayss or until earlier terminated by the final closing of the Offering.

As exclusive consideration of the services rendered by Chardan under this Agreement, the Company agrees to pay Chardan, upon the successful completion of the solicitation and wiring of funds by Iroquois to the Companya cash fee equal to 6.0% of the gross proceeds raised in the Offering, payable immediately upon such closing. All such fees will be contingent upon the successful completion and closing of the Offering.

Except as contemplated by the terms hereof, or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Chardan shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Chardan determines to have a need to know. Chardan shall use its reasonable best efforts to ensure that its employees and advisors adhere to these confidentiality provisions as if such persons were original parties hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.


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     If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.


                               Very truly yours,

                               CEL-SCI Corporation


                               By: /s/ Geert Kersten
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                               Name:  Geert Kersten
                               Title: Chief Executive Officer


                               Chardan Capital Markets, LLC


                               By:  /s/ Jonathan Schechter
                                   --------------------------------------
                               Name:  Jonathan Schechter
                               Title: Partner


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